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Exhibit 4.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

        This Amendment No. 2 (this "Amendment") dated as of December 31, 2002 amends that certain Rights Agreement, dated as September 15, 1998, as amended as of April 30, 2001 (the "Rights Agreement"), by and between Fleetwood Enterprises, Inc., a Delaware corporation (the "Company") and EquiServe Trust Company, N.A., f/k/a Fleet National Bank, f/k/a BankBoston, N.A., a national banking association (the "Rights Agent"), and is made by and between the Company and the Rights Agent Capitalized terms used herein but not defined herein shall have their defined meanings set forth in the Rights Agreement.

BACKGROUND

        A.    The Company and the Rights Agent entered into the Rights Agreement dated as of September 15, 1998.

        B.    The Company and the Rights Agent have heretofore executed and entered into an amendment to the Rights Agreement dated as of April 30, 2001.

        C.    Pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of such Section 27.

        D.    The Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement to provide that any Person that is a "Passive Institutional Investor" (as defined herein) will not be deemed an "Acquiring Person," except in the specific circumstances set forth below.

        E.    BankBoston, N.A. merged with and into Fleet Financial Group Inc. in October 1999; pursuant to this merger the name of the Rights Agent changed from BankBoston, N.A. to Fleet National Bank, f/k/a BankBoston, N.A., and the name has since been changed to EquiServe Trust Company, N.A.

AGREEMENT

        NOW, THEREFORE, the parties hereby agree as follows:

        1.    Section 1(a) is hereby deleted in its entirety and the following is inserted in lieu thereof:

          "(a) "Acquiring Person" means any Person who or which, together with all Affiliates and Associates of such Person, without the prior approval of the Board of Directors of the Company, shall become, after the date hereof, the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include:

              (i)  an Exempt Person; or

            (ii)  a Person who or which, together with its Affiliates and Associates, shall become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding solely as a result of a reduction in the number of shares of Common Stock outstanding due to a repurchase of Common Stock by the Company, unless such Person shall thereafter purchase or otherwise become the Beneficial Owner of additional shares of Common Stock representing 1% of the shares of Common Stock then outstanding; or

            (iii)  a Person who is a Passive Institutional Investor; provided, however, that if a Passive Institutional Investor becomes the Beneficial Owner of 17 1/2% or more of the shares of Common Stock then outstanding (other than solely as the result of a reduction in the number of shares of Common Stock outstanding due to a repurchase of Common Stock by the Company, and provided in that event that such Passive Institutional Investor shall not thereafter purchase or otherwise become the Beneficial Owner of additional shares of

    Common Stock representing 1% of the shares of Common Stock then outstanding) then such Passive Institutional Investor shall be deemed an "Acquiring Person."

        Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement."

        2.    Section 1 is further amended to add the following paragraph as Section 1(t), and the remaining paragraphs of Section 1 shall be deemed rearranged in alphabetical order and re-lettered accordingly:

          "(t) "Passive Institutional Investor" shall mean a Person that (i) is principally engaged in the business of managing investment funds for unaffiliated securities investors and, as part of such Person's duties as agent for fully managed accounts, holds or exercises voting or dispositive power over shares of Common Stock, (ii) became the Beneficial Owner of shares of Common Stock pursuant to trading activities undertaken in the normal and ordinary course of such Person's business and not with the purpose nor the effect, either alone or in concert with any other Person, of exercising the power to direct or cause the direction of the management and policies of the Company or of otherwise changing or influencing the control, management or policies of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) under the Exchange Act, and (iii) is a Person described in Rule 13d-1(b)(1) under the Exchange Act and is eligible to report (and, if such Person is the Beneficial Owner of greater than 5% of the shares of Common Stock then outstanding, does in fact report) beneficial ownership of Common Stock on Schedule 13G, and is not obligated to, and does not, file a Schedule 13D (or any comparable or successor report) with respect to its beneficial ownership of Common Stock."

        3.    Section 11(a)(ii) is hereby deleted in its entirety and the following is inserted in lieu thereof:

          "(ii) Subject to Section 23(a) and Section 24, in the event any Person (other than an Exempt Person), alone or together with its Affiliates and Associates, shall, at any time after the Rights Dividend Declaration Date, become an Acquiring Person, unless the event causing the percentage threshold to be crossed is a transaction set forth in Section 13(a), or is an acquisition of shares of Common Stock pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined by at least a majority of the Board of Directors of the Company who are not representatives, nominees, Affiliates or Associates of an Acquiring Person, after receiving advice from one or more investment banking firms, to be (a) at a price which is fair to stockholders of the Company (taking into account all factors which such members of the Board deem relevant including, without limitation, prices which could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and (b) otherwise in the best interests of the Company and its stockholders, then, proper provision shall be made so that each holder of a Right (except as provided below and in Section 7(e)) shall thereafter have the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of a number of one one-thousandths of a share of Preferred Stock, such number of shares of Common Stock of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the then number of one one-thousandths of a share of Preferred Stock for which a Right was exercisable immediately prior to the occurrence of a Section 11(a)(ii) Event, and (y) dividing that product (which, following such occurrence, shall thereafter be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the Current Market Price (determined pursuant to Section 11(d)) per share of Common Stock on the date of such occurrence (such number of shares is herein called the "Adjustment Shares"); provided that the Purchase Price and the number of Adjustment Shares shall be further adjusted as provided in this

  Agreement to reflect any events occurring after the date of such occurrence; and provided, further, that if the transaction that would otherwise give rise to the foregoing adjustment is also subject to the provisions of Section 13, then only the provisions of Section 13 shall apply and no adjustment shall be made pursuant to this Section 11(a)(ii)."

        4.    Section 13(a) is hereby deleted in its entirety and the following is inserted in lieu thereof:

          "(a) In the event that, following the Stock Acquisition Date, directly or indirectly, (x) the Company shall consolidate with, or merge with and into, any other Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(o)), and the Company shall not be the continuing or surviving corporation of such consolidation or merger, (y) any Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(o)) shall consolidate with, or merge with or into, the Company, and the Company shall be the continuing or surviving corporation of such consolidation or merger, and, in connection with such consolidation or merger, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (z) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one transaction or a series of related transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons (other than the Company or any Subsidiary of the Company in one or more transactions each of which complies with Section 11(o)), then, and in each such case, proper provisions shall be made so that (i) each holder of a Right, except as provided in Section 7(e), shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, such number of validly authorized and issued, fully paid, non-assessable and freely tradable shares of Common Stock of the Principal Party (as such term is hereinafter defined), not subject to any liens, encumbrances, rights of first refusal or other adverse claims, as shall be equal to the result obtained by (1) multiplying the then current Purchase Price by the number of one one-thousandths of a share of Preferred Stock for which a Right was exercisable immediately prior to the occurrence of a Section 11(a)(ii) Event, and (2) dividing that product (which, following the first occurrence of a Section 13 Event, shall be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the Current Market Price (determined pursuant to Section 11(d)(i)) per share of the Common Stock of such Principal Party on the date of consummation of such Section 13 Event (or the fair market value on such date of other securities or property of the Principal Party, as provided for herein); provided, however, that the Purchase Price and the number of shares of Common Stock of such Principal Party issuable upon exercise of each Right shall be further adjusted as provided in this Agreement to reflect any events occurring after the date of the first occurrence of a Section 13 event; (ii) such Principal Party shall thereafter be liable for, and shall assume, by virtue of such Section 13 Event, all the obligations and duties of the Company pursuant to this Agreement; (iii) the term "Company" shall thereafter be deemed to refer to such Principal Party, it being specifically intended that the provisions of Section 11 shall apply only to such Principal Party following the first occurrence of a Section 13 Event; (iv) such Principal Party shall take such steps (including, but not limited to, the reservation of a sufficient number of shares of its Common Stock) in connection with the consummation of any such transaction as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to its shares of Common Stock thereafter deliverable upon the exercise of the Rights; provided, however, that upon the subsequent occurrence of any merger, consolidation, sale of all or substantially all assets, recapitalization, reclassification of shares, reorganization or other extraordinary transaction in respect of such Principal Party, each holder of a Right shall thereupon be entitled to receive, upon exercise of a Right and payment of the Purchase Price, such cash, shares, rights, warrants and other property which such holder would have been entitled to receive had he, at the time of such transaction, owned the shares of Common Stock of the Principal Party purchasable upon the exercise of a Right, and such Principal Party shall take such steps (including, but not limited to, reservation of shares of stock) as may be necessary to permit the subsequent exercise of the Rights in accordance with the terms hereof for such cash, shares, rights, warrants and other property; and (v) the provisions of Section 11(a)(ii) shall be of no effect following the first occurrence of any Section 13 Event."

        5.    Exhibit C is hereby deleted in its entirety and Exhibit C attached hereto and incorporated by reference herein is inserted in lieu thereof.

        6.    Except as expressly set forth in this Amendment all other terms of the Rights Agreement shall remain in full force and effect.

        7.    This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

        8.    This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

        9.    The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies on behalf of the Company to the Rights Agent that (a) he is an "appropriate officer" as such term is used in Section 27 of the Rights Agreement, and (b) this Amendment is in compliance with Section 27 of the Rights Agreement.

        IN WITNESS WHEREOF, the Company and the Rights Agent have executed this Amendment effective as of the date first above written.

The Company:
Fleetwood Enterprises, Inc., a Delaware corporation
By:	/s/ Forrest D. Theobald
Title:	Sr. Vice President—General Counsel and Secretary
The Rights Agent:
EquiServe Trust Company, N.A. (f/k/a Fleet National Bank) (f/k/a BankBoston, N.A.), a national banking association
By:	/s/ Katherine Anderson
Title:	Managing Director, Client Administration

EXHIBIT C

SUMMARY OF RIGHTS TO PURCHASE
PREFERRED STOCK
OF
FLEETWOOD ENTERPRISES, INC.

        On September 15, 1998 (the "Rights Dividend Declaration Date") the Board of Directors of Fleetwood Enterprises, Inc. (the "Company") declared a dividend of one Right (a "Right") for each outstanding share of Company Common Stock to be distributed to stockholders of record at the close of business on November 9, 1998 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share (a "Unit") of Series A Junior Participating Preferred Stock (the "Preferred Stock") at a "Purchase Price" of $160, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement ("Rights Agreement") dated as of September 15, 1998, between the Company and EquiServe Trust Company, N.A., f/k/a Fleet National Bank, f/k/a BankBoston, N.A., as Rights Agent (the "Rights Agent"), as amended by those certain amendments (the "Amendments"), dated as of April 30, 2001 and December 31, 2002, respectively, to Rights Agreement, each by and between the Company and the Rights Agent.

        A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A dated October 28, 1998, and copies of the Amendments have been filed with the Securities and Exchange Commission as Exhibits to an amended Registration Statement on Form 8-A/A filed January    , 2003. A copy of the Rights Agreement and the Amendments are available to shareholders free of charge from the Company, if requested in writing. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Amendments, which are incorporated herein by reference.

        The holders of shares of Common Stock of the Company outstanding at the close of business on the Record Date received one Right per share of Common Stock. In addition, prior to the earliest of the Distribution Date, a Section 13 Event or the Expiration Date (as each is described below), one additional Right (as such number may be adjusted pursuant to the provisions of the Rights Agreement) shall be issued with each share of Common Stock issued after the Record Date. Following the Distribution Date and prior to the expiration or redemption of the Rights, the Company will issue one Right (as such number may be adjusted pursuant to the provisions of the Rights Agreement) for each share of Common Stock issued pursuant to the exercise of stock options or under employee plans or upon the exercise, conversion or exchange of securities issued by the Company prior to the Distribution Date.

        Until the Distribution Date (as described below), (i) the Rights will attach to and be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after November 9, 1998 will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

        The Rights are not exercisable until the Distribution Date and will expire at the earliest of (i) the close of business on September 15, 2008; (ii) the date of redemption of the Rights; (iii) the date the Board of Directors of the Company orders the exchange of Rights; or (iv) the date of consummation of a tender offer approved as fair to and in the best interests of the Company and its stockholders and adequately priced with each stockholder receiving the same consideration per share in the same manner (the "Expiration Date").

        The Rights will separate from the Common Stock and a Distribution Date will occur (the "Distribution Date") upon the earlier of 10 days (or such longer time as may be determined by the Company's Board of Directors following (i) a public announcement (or determination by the

Company's Board of Directors) that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more (17 1/2% or more in the case of a passive institutional investor) of the outstanding shares of Common Stock (the "Stock Acquisition Date"), or (ii) the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding shares of Common Stock.

        As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights.

        At any time after the Distribution Date but prior to the Expiration Date of the Rights, each right may be exercised at the stated purchase price of $160 (subject to adjustment, the "Exercise Price") for one one-thousandth of a share of the Preferred Stock; provided, however, that upon the occurrence of any of the events described below, the Rights may no longer be exercised for Preferred Stock and may only be exercised for certain other securities described below.

        In the event that on or at any time following the Rights Dividend Declaration Date a person becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of Common Stock which the Board of Directors determines to be fair to and otherwise in the best interests of the Company and its shareholders), then each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the Purchase Price of the Right. Rights are exercisable following the occurrence of the foregoing only after such time as the Rights are no longer redeemable by the Company, as set forth below. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

        In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving entity or in which the Company's outstanding Common Stock is exchanged for cash, stock or other property (other than a merger which follows an offer for all outstanding shares described in the preceding paragraph), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price of the Right. (An event described in this paragraph is a "Section 13 Event.").

        The Purchase Price payable, and the number of Units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution, as set forth in the Rights Agreement. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Rights, fractions of shares of Preferred Stock (other than fractions which are integral multiples of one one-thousandth of a share), or fractional shares of Common Stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Rights, Preferred Stock, or Common Stock, respectively, on the last trading date prior to the date of exercise.

        In general, the Company may redeem the Rights in whole, but not in part, at a price of $.002 per Right, at any time until ten days following the Stock Acquisition Date (or such later date as may be determined by the Company's Board of Directors). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.002 redemption price.

        At any time after a person or a group of affiliated or associated persons becomes an Acquiring Person, and prior to the first date upon which that person becomes the beneficial owner of at least 50% of the outstanding Common Stock, the Company may, by majority vote of the Board of Directors, exchange some or all of the outstanding Rights (other than those that have become void) for shares of

Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted for splits, dividends, and similar transactions (the "Ratio of Exchange"). Immediately upon the action of the Board of Directors ordering the exchange of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the number of Common Shares equal to the Ratio of Exchange.

        Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

        Other than those provisions relating to the redemption price or the final expiration date of the Rights, any of the provisions of the Rights Agreement may be supplemented or amended by the Board of Directors prior to the Distribution Date, without approval of the Rights holders, whether or not a supplement or amendment is adverse to the Rights holders. After the Distribution Date, the provisions of the Rights Agreement (other than the provisions relating to the redemption price or the final expiration date of the Rights) may be amended by the Board of Directors in order to make changes which do not materially and adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), provided, however, that the Rights Agreement may not be amended to (i) make the Rights again redeemable after the Rights have ceased to be redeemable, or (ii) change any other time period unless such change is for the benefit of the holders (excluding any Acquiring Person).

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  Exhibit 4.1
AMENDMENT NO. 2 TO RIGHTS AGREEMENT